Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 2, 2025, by and among New Providence Holdings III, LLC, Alexander Coleman and Gary P. Smith (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of New Providence Acquisition Corp. III, as of April 25, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: May 2, 2025	New Providence Holdings III, LLC

	By:	/s/ Alexander Coleman
		Name:	Alexander Coleman
		Title:	Managing Member

Date: May 2, 2025

	By:	/s/ Alexander Coleman
Alexander Coleman

Date: May 2, 2025

	By:	/s/ Gary P. Smith
Gary P. Smith